SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                            AMENDMENT NO. 1
                                 TO
                            SCHEDULE 14D-l
               TENDER OFFER STATEMENT PURSUANT TO SECTION
           14(d)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
                                AND
                            SCHEDULE 13D
              UNDER THE SECURITIES EXCHANGE ACT OF 1934


                 COMPUTER MANAGEMENT SCIENCES, INC.
               -----------------------------------------
                      (Name of Subject Company)

                      THEBETTERPLAN (TBP), INC.
                 COMPUTER ASSOCIATES INTERNATIONAL, INC.
               -----------------------------------------
                             (Bidder)

                 COMMON STOCK, PAR VALUE $.01 PER SHARE
               -----------------------------------------
                    (Title of Class of Securities)

                             205213101
               -----------------------------------------
                 (CUSIP Number of Class of Securities)

                           SANJAY KUMAR
                     THEBETTERPLAN (TBP), INC.
             C/O COMPUTER ASSOCIATES INTERNATIONAL, INC.
                   ONE COMPUTER ASSOCIATES PLAZA
                   ISLANDIA, NEW YORK 11788-7000
                     TELEPHONE:  (516) 342-5224
               -----------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Bidder)

                           COPIES TO:
                      SCOTT F. SMITH, ESQ.
                   HOWARD, SMITH & LEVIN LLP
                  1330 AVENUE OF THE AMERICAS
                   NEW YORK, NEW YORK  10019
                   TELEPHONE:  (212) 841-1000

                        February 9, 1999
               -----------------------------------------
                (Date Tender Offer First Published,
                   Sent or Given to Security Holders)

Computer Associates International, Inc. (Computer Associates) and its wholly owned subsidiary, TheBetterPlan (TBP), Inc., hereby amend and supplement their combined Tender Offer Statement on Schedule 14D-1 and Statement on Schedule 13D(the Statement), originally filed on February 9, 1999, with respect to an offer to purchase all outstanding shares of common stock, par value $0.01 per share, of Computer Management Sciences, Inc., a Florida corporation, as set forth in this Amendment No. 1. Capitalized terms not defined herein have the meanings assigned thereto in the Statement.

Item 10.  Additional Information.
          ----------------------

          On February 10, 1999, Computer Associates issued a press release announcing the commencement of the Offer. A copy of the press release is attached hereto as Exhibit (a)(9) and is incorporated herein by reference.

Item 11.	Material to be Filed as Exhibits.
            --------------------------------

(a)(9) Text of press release issued by Computer Associates dated February 10, 1999.

                                SIGNATURE


  After due inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1999



                              TheBetterPlan (TBP), Inc.


                              By/s/ Ira H. Zar
                                ----------------------
                                Name:   Ira H. Zar
                                Title:  President and Assistant Treasurer


                              COMPUTER ASSOCIATES INTERNATIONAL, INC.


                              By/s/ Ira H. Zar
                                ----------------------
                                Name:   Ira H. Zar
                                Title:  Senior Vice President-Finance
                                        and Chief Financial Officer

	                      EXHIBIT INDEX
Exhibit
Number    Exhibit Name
-------   ------------

(a)(9) Text of press release issued by Computer Associates dated February 10, 1999.